UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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SYNNEX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYNNEX CORPORATION

44201 Nobel Drive

Fremont, California 94538

(510) 656-3333

February 25, 2010

Dear Stockholder:

You are cordially invited to attend our 2010 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 10:00 a.m., Pacific Time, on Monday, March 22, 2010, at our offices at 44201 Nobel Drive, Fremont, California 94538.

The formal notice of the Annual Meeting of Stockholders and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Annual Meeting of Stockholders, it is important that your shares be represented and voted at the Annual Meeting of Stockholders. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting of Stockholders in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting of Stockholders.

Sincerely,

/s/ Simon Leung
Simon Leung
Senior Vice President, General Counsel and Corporate Secretary

SYNNEX Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On March 22, 2010

To our Stockholders:

SYNNEX Corporation will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on Monday, March 22, 2010, at our offices at 44201 Nobel Drive, Fremont, California 94538.

We are holding this Annual Meeting of Stockholders:

•	to elect eight directors to serve until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to approve an amendment to our Executive Profit Sharing Plan for Section 16(b) Officers;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders.

Only stockholders of record at the close of business on February 10, 2010 are entitled to notice of, and to vote at this Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders. For ten days prior to the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting of Stockholders will be available at the Corporate Secretary’s office at 44201 Nobel Drive, Fremont, California 94538.

It is important that your shares are represented at this Annual Meeting of Stockholders. Even if you plan to attend the Annual Meeting of Stockholders, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the Annual Meeting of Stockholders.

By Order of the Board of Directors,

/s/ Simon Leung
Simon Leung
Senior Vice President, General Counsel and Corporate Secretary

Fremont, California

February 25, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 22, 2010.

Our Proxy Statement for our 2010 Annual Meeting of Stockholders, along with the proxy card, our Annual Report to Stockholders for the fiscal year ended November 30, 2009 and our Annual Report on Form 10-K are available on our website at www.synnex.com.

SYNNEX CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of SYNNEX Corporation, a Delaware corporation, of proxies to be used at our 2010 Annual Meeting of Stockholders and any adjournments or postponements thereof. Our 2010 Annual Meeting of Stockholders will be held at our offices at 44201 Nobel Drive, Fremont, California, at 10:00 a.m., Pacific Time, on Monday, March 22, 2010. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about February 25, 2010.

Appointment of Proxy Holders

Your Board of Directors asks you to appoint Kevin Murai, Dennis Polk and Simon Leung as your proxy holders to vote your shares at the 2010 Annual Meeting of Stockholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board of Directors.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by your Board of Directors at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting of Stockholders.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on February 10, 2010, the record date for the Annual Meeting of Stockholders, can vote at the Annual Meeting of Stockholders. As of the close of business on February 10, 2010, we had 34,519,840 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of February 10, 2010. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting of Stockholders either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received.

Voting by Mail.    You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope. Your Board of Directors recommends that you vote by mail, as it is not practical for most stockholders to attend the Annual Meeting of Stockholders. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting of Stockholders and want to vote in person.

Voting at the Annual Meeting of Stockholders.    You may vote in person at the Annual Meeting of Stockholders. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting of Stockholders. Voting by mail will not limit your right to vote at the Annual Meeting of Stockholders, if you decide to attend in person.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the approval of the amendment to our Executive Profit Sharing Plan for Section 16(b) Officers and FOR the ratification of the appointment of independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting of Stockholders;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting of Stockholders; or

•	by submitting another proxy of a later date prior to the Annual Meeting of Stockholders that is properly executed.

Required Vote

Directors are elected by a plurality vote, which means that the eight nominees receiving the most affirmative votes will be elected. However, your Board of Directors has adopted a majority vote standard for director elections. As a result, if a director receives less than a majority of the votes cast for such director, the Board of Directors will evaluate the situation and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board of Directors. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of February 10, 2010, must be present to hold the Annual Meeting of Stockholders. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote on that matter.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting of Stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws currently provide that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by the Board of Directors or stockholders. We currently have authorized eight directors. At the Annual Meeting of Stockholders, eight persons will be elected as members of your Board of Directors, each for a one-year term or until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has nominated, and the Board of Directors has designated, the eight persons listed below for election at the Annual Meeting of Stockholders. Pursuant to the New York Stock Exchange (NYSE) listing standards, a majority of the members serving on your Board of Directors must be independent directors. Your Board of Directors has determined that Messrs. Breidenbach, Quesnel, Steffensen, Van Horne and Zitzner have no material relationship with us and that each of these directors is an independent director. All of the nominees were elected at the SYNNEX Annual Meeting of Stockholders held on March 24, 2009. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR these eight nominees. Your Board of Directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by your Board of Directors to fill the vacancy.

General

Certain information with respect to each nominee appears on the following pages, including age, position (if any) with SYNNEX, business experience during at least the past five years and directorships of other publicly-owned corporations. Ages are as of February 25, 2010.

Name	Age	Position
Robert Huang	64	Chairman of the Board
Kevin Murai	46	President, Chief Executive Officer and Director
Fred Breidenbach	63	Director
Matthew Miau	63	Chairman Emeritus
Gregory Quesnel	61	Director
Dwight Steffensen	66	Lead Director
James Van Horne	74	Director
Duane Zitzner	62	Director

Business Experience of Nominees

Robert Huang founded our company in 1980, and is currently a Director and Chairman of the Board. Mr. Huang retired as our President and Co-Chief Executive Officer in December 2008 and continues to oversee our global business services division. Prior to founding our company, Mr. Huang served as the Headquarters Sales Manager of Advanced Micro Devices, a semiconductor company. Mr. Huang also serves on the Executive Board of the Sloan School of Management at the Massachusetts Institute of Technology. Mr. Huang received his Bachelor of Science degree in Electrical Engineering from Kyushyu University, Japan, Master of Science degrees in Electrical Engineering and Statistics from the University of Rochester and a Master of Science degree in Management Science from the Sloan School of Management at the Massachusetts Institute of Technology. Mr. Huang also received an honorary Doctorate degree from Kyushyu University, Japan. As the founder of our company, we believe that Mr. Huang contributes his leadership skills, legacy culture and knowledge of our company, finance and technology background, and business experience to our Board of Directors. In addition, we believe that Mr. Huang’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Kevin Murai, our President and Chief Executive Officer and a Director, joined us in March 2008. He served as Co-Chief Executive Officer until Robert Huang’s retirement in December 2008. Prior to SYNNEX, Mr. Murai was employed for 19 years at Ingram Micro Inc., most recently as President, Chief Operating Officer and a member of the Board of Directors. During his nineteen-year tenure at Ingram Micro, Mr. Murai served in several executive management positions. Currently, he serves on the Board of Directors for the Global Technology Distribution Council, and also serves on the Dean’s Advisory Council of the University of Waterloo. He holds a Bachelor of Applied Science degree in Electrical Engineering from the University of Waterloo in Ontario, Canada. As a former executive officer and member of the Board of Directors of Ingram Micro, one of our competitors, we believe that Mr. Murai contributes his leadership skills, industry knowledge, technology background, and business experience to our Board of Directors. It is also important that the Chief Executive Officer serve on the Board of Directors. In addition, we believe that Mr. Murai’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Fred Breidenbach has served as a member of our Board of Directors since February 2003. Mr. Breidenbach has had his own consulting firm of FA Breidenbach & Associates, LLC since November 1997. Prior to that, he served as the President and Chief Operating Officer of Gulfstream Aerospace Corporation, an aviation company, from 1993 to 1997. Prior to joining Gulfstream, Mr. Breidenbach spent 25 years in various positions at General Electric Company, including five years as an officer of the General Electric Company and two years as President, GE Aerospace Asia Pacific, responsible for business development and Asian operations. Mr. Breidenbach also serves on the Board of Directors of The Heart Institute of the Cascades, a non-profit organization based in Bend, Oregon. Mr. Breidenbach received a Bachelor of Science degree in Industrial Engineering from Pennsylvania State University and a Master of Business Administration from Xavier University. As a former executive officer of Gulfstream Aerospace Corporation and General Electric Company, we believe that Mr. Breidenbach contributes his leadership skills, GE related corporate discipline, Asia Pacific knowledge, technology background, and business experience to our Board of Directors. In addition, we believe that Mr. Breidenbach’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Matthew Miau has served as a member of our Board of Directors since 1992 and as a non-executive employee since 2001. In connection with Mr. Huang’s retirement and election as Chairman of the Board, Mr. Miau assumed the position of Chairman Emeritus of the Board in December 2008. Mr. Miau is the Chairman of the Board of Directors of MiTAC International Corporation, Synnex Technology International Corp., UPC Technology Corp. and Lien Hwa Industrial Corp. He is also a member of the Board of Directors of MiTAC Incorporated, Getac Technology Corp., the Institute for Information Industry in Taiwan and the Supervisory Board of Linde AG in Germany. Mr. Miau received a Bachelor of Science degree in Electrical Engineering/Computer Science from the University of California, Berkeley and a Master of Business Administration degree from Santa Clara University. As the Chairman of the Board of MiTAC International Corporation, we believe that Mr. Miau contributes his leadership skills, distribution, contract manufacturing and Asia Pacific knowledge, finance and technology background, and business experience to our Board of Directors. In addition, we believe that Mr. Miau’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Gregory Quesnel has served as a member of our Board of Directors since September 2005. Mr. Quesnel served as President and Chief Executive Officer and a member of the Board of Directors of CNF Inc. from 1998 until his retirement in July 2004. Prior to that, he served as Executive Vice President and Chief Financial Officer of CNF Inc. He joined CNF Inc. in 1975 following several years of professional experience with major corporations in the petroleum and wood products industries. Mr. Quesnel serves on the Boards of Directors of Potlatch Corporation and Ross Stores, Inc. At Potlatch Mr. Quesnel serves on the Compensation Committee, the

Audit Committee and the Nominating Committee. Mr. Quesnel is a member of the Audit Committee for Ross Stores. Mr. Quesnel received a Bachelor of Science degree in Finance from the University of Oregon and holds a Master of Business Administration from the University of Portland. As a former executive officer and member of the Board of Directors of CNF Inc. and an Audit Committee financial expert, we believe that Mr. Quesnel contributes his leadership skills, transportation and logistics knowledge, finance background, and business experience to our Board of Directors. In addition, we believe that Mr. Quesnel’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Dwight Steffensen has served as a member of our Board of Directors since February 2002 and as Lead Director since March 2006. Mr. Steffensen served as the Chairman and Chief Executive Officer of Merisel, Inc. from February 1996 until August 2000. Prior to joining Merisel, Mr. Steffensen served as President and Chief Operating Officer at Bergen Brunswig Corporation, a healthcare company. Prior to the merger of Bergen Brunswig Corporation and Synergex Corporation, he served as President and Chief Executive Officer of Synergex. Mr. Steffensen is a member of the Board of Directors of OmniVision Technologies, Inc. Mr. Steffensen received a Bachelor of Arts degree in Economics from Stanford University and is a certified public accountant (inactive). As a former executive officer and member of the Board of Directors of Merisel, Inc., one of our former competitors and an Audit Committee financial expert, we believe that Mr. Steffensen contributes his leadership skills, industry knowledge, finance background, and business experience to our Board of Directors. In addition, we believe that Mr. Steffensen’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

James Van Horne has served as a member of our Board of Directors since September 2005. Mr. Van Horne joined the Stanford University Graduate School of Business faculty in 1965 after earning a doctorate degree from Northwestern University. He presently is the A.P. Giannini Professor of Finance Emeritus Stanford. He served as the Director of the MBA Program at Stanford University from 1970 to 1973 and then served as Associate Dean for Academic Affairs from 1973 to 1975 and 1976 to 1980. He is a member of the Board of Directors of Montgomery Street Income Securities, Inc. As the A.P. Giannini Professor of Finance Emeritus Stanford and an Audit Committee financial expert, we believe that Mr. Van Horne contributes his leadership skills, finance background, and business experience to our Board of Directors. In addition, we believe that Mr. Van Horne’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Duane Zitzner has served as a member of our Board of Directors since May 2007. Mr. Zitzner has had his own consulting firm since January 2005. Prior to that, he served as the Executive Vice President of the Personal Systems Group at Hewlett-Packard Company from 2002 until his retirement in December 2004. Prior to his appointment as Executive Vice President at Hewlett-Packard Company, Mr. Zitzner spent several years in various executive positions at Hewlett-Packard Company, including three years as President of Computing Systems and three years as Vice President and General Manager of the Personal Systems Group. Mr. Zitzner received a Bachelor of Science degree in Mathematics from the University of Wisconsin – Madison and did advanced studies in Computer Science at the University of Minnesota – Twin Cities. As a former executive officer of Hewlett-Packard Company, we believe that Mr. Zitzner contributes his leadership skills, industry knowledge, technology background, and business experience to our Board of Directors. In addition, we believe that Mr. Zitzner’s membership on our Board of Directors helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

There are no family relationships among any of our directors or executive officers.

Vote Required

The eight nominees for director receiving the highest number of affirmative votes will be elected as directors. However, your Board of Directors has adopted a majority vote standard for director elections. As a result, if a director receives less than a majority of the votes cast for such director, the Board of Directors will evaluate the situation and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board of Directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Your Board of Directors recommends a vote FOR the election of the nominees set forth above as directors of SYNNEX.

Organization of the Board of Directors

The Board of Directors held 11 meetings during the fiscal year ended November 30, 2009. Each director attended at least 75% of the total regularly scheduled and special meetings held by the Board of Directors and the committees on which such director served during his tenure in the fiscal year ended November 30, 2009. Our non-management directors of the Board of Directors meet in regularly scheduled sessions without the presence of management in Executive Sessions. The Chairman of the Board or the Lead Director, as applicable, presides over each such Executive Session. Historically, our Chief Executive Officer has not served as our Chairman of the Board and we continue to separate the two positions. Separating the two positions ensures that our Chief Executive Officer is accountable for managing our company in close alignment with the interests of stockholders, eliminates the inherent conflict of interest that arises when the roles are combined, promotes oversight of risk and can serve as a conduit for regular communication with stockholders. We do not have a policy regarding directors’ attendance at the Annual Meeting of Stockholders. However, all directors attended the 2009 Annual Meeting of Stockholders.

The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The Board of Directors has determined that all members of the Audit, Compensation, and Nominating and Corporate Governance Committees meet the independence standards of the NYSE and rules and regulations of the Securities and Exchange Commission (SEC). With respect to the Executive Committee, at least one half of the members of the Executive Committee must meet the independence standards of the NYSE and rules and regulations of the SEC. In addition, each member of the Audit Committee is financially literate as defined by your Board of Directors. The Board has approved a charter for each of these committees, which can be found on our website at www.synnex.com. Our corporate governance guidelines and code of ethics, which are applicable to our principal executive, financial and accounting officers, directors and employees, are also available, on or through, our website at www.synnex.com and are available in print to any stockholder upon request. We intend to post any amendments to the corporate governance guidelines or code of ethics on our website.

Audit Committee

Number of Members:	3

Members:	Gregory Quesnel, Chairman and Audit Committee Financial Expert
Dwight Steffensen, Audit Committee Financial Expert
James Van Horne, Audit Committee Financial Expert

Number of Meetings in fiscal year ended November 30, 2009:	10

Functions:	The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent registered public accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management.

Compensation Committee

Number of Members:	4

Members:	Fred Breidenbach
Dwight Steffensen
James Van Horne, Chairman
Duane Zitzner

Number of Meetings in fiscal year ended November 30, 2009:	7

Functions:	The Compensation Committee reviews and determines our general compensation policies and the compensation provided to our officers. The Compensation Committee also reviews and determines bonuses for our officers and other employees. In addition, the Compensation Committee reviews and administers equity-based compensation for our officers and employees and administers our stock option plans and employee stock purchase plan.

Nominating and Corporate Governance Committee

Number of Members:	3

Members:	Fred Breidenbach, Chairman
Gregory Quesnel
Duane Zitzner

Number of Meetings in fiscal year ended November 30, 2009:	6

Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board of Directors, director compensation, including equity compensation, and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. In addition, the Nominating and Corporate Governance Committee is responsible for considering nominations by stockholders.

Executive Committee

Number of Members:	6

Members:	Kevin Murai, Chairman
Robert Huang
Matthew Miau
Gregory Quesnel
Dwight Steffensen
Duane Zitzner

Number of Meetings in fiscal year ended November 30, 2009:	6

Functions:	The Executive Committee is responsible for evaluating strategic opportunities presented by management; performing the functions of the Board of Directors when there is a critical need for prompt review and action of the Board of Directors and it is not practical to arrange a meeting of the Board of Directors within the time reasonably available; and representing the full Board of Directors between regularly scheduled meetings and other matters that the Board of Directors may delegate to the Executive Committee from time to time.

Director Nominations

The Board of Directors nominates directors for election at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Nominating and Corporate Governance Committee has a policy regarding consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. The assessment of candidates include the candidates relevant industry experience, general business experience, relevant financial experience, interpersonal and communication skills, as well as the candidates roles and contributions that are valuable to the business community, personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards. In addition to considering an appropriate balance of knowledge, experience and capability, the Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity. The Nominating and Corporate Governance Committee selects candidates for director based on their character, judgment, diversity of experience, relevance of experience, business acumen, interpersonal and communication skills, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to SYNNEX and the Board of Directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board of Directors to meet the definition of “independent director” under the rules of the NYSE. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board of Directors.

Prior to each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee identifies nominees first by reviewing the current directors whose term expires at the Annual Meeting of Stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board of Directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to nominate the director, or a vacancy is created on the Board of Directors as a result of a resignation, an increase in the size of the Board of Directors or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board of Directors membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board of Directors members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board of Directors should notify SYNNEX’ Corporate Secretary, any member of the Nominating and Corporate Governance Committee, or the persons referenced below in “Communications with the Board of Directors” in writing with any supporting material the stockholder considers appropriate.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to SYNNEX’ Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, SYNNEX’ Bylaws provide that SYNNEX must have received the stockholder’s notice not less than 120 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the Annual Meeting of Stockholders is given or made to stockholders less than 100 days prior to the meeting date, SYNNEX must receive the stockholder’s notice by the close of business on the 7th day after the earlier of the day SYNNEX mailed notice of the Annual Meeting of Stockholders date or provided such public disclosure of the meeting date. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. You can obtain a copy of our Bylaws by writing to the Corporate Secretary at this address.

Communications with the Board of Directors

The Board of Directors has a process for stockholders and other interested persons to send communications to directors. If you wish to communicate with your Board of Directors as a whole or to non-management directors, you may send your communication in writing to: Gregory Quesnel, Chairman of the Audit Committee, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538 or Jorge A. del Calvo, Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto, California 94304. You must include your name and address in the written communication and indicate whether you are a stockholder or other interested person of SYNNEX. Messrs. Quesnel or del Calvo will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or committee of the Board of Directors based on the subject matter.

Directors’ Compensation Table

The following tables set forth the compensation amounts paid to Robert Huang and each non-executive director for their service in fiscal year ended November 30, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Nonqualified Deferred Compensation	All Other Compensation ($)		Total ($)
Robert Huang	—	1,219,890	282,581	—	400,000	(3)	1,902,471
Fred Breidenbach	81,000	59,785	18,554	—	—		159,339
Matthew Miau	—	59,785	52,626	53,000	—		165,411
Gregory Quesnel	96,000	59,785	34,009	—	—		189,794
Dwight Steffensen	119,000	59,785	20,347	—	—		199,132
James Van Horne	88,344	59,785	33,678	—	—		181,807
Duane Zitzner	80,000	59,472	19,039	—	—		158,511

(1)	Amounts listed in these columns represent the compensation expense of stock awards and option awards recognized by us under Accounting Standards Codification 718, “Compensation—Stock Compensation,” (ASC 718) for the fiscal year ended November 30, 2009, rather than the amounts realized by the named individuals. See Note 4 “Share-Based Compensation” for our valuation assumptions for this expense included in our Annual Report on Form 10-K for fiscal year ended November 30, 2009. The grant date fair value of the stock awards granted to Robert Huang and each non-employee director during fiscal year ended November 30, 2009 was $19.51.

(2)	The table below sets forth the aggregate number of stock awards and option awards held by Robert Huang and our non-employee directors as of November 30, 2009.

Name	Stock Awards	Option Awards
Robert Huang	2,000	1,073,718
Fred Breidenbach	6,000	40,000
Matthew Miau	6,000	1,122,500
Gregory Quesnel	6,000	25,000
Dwight Steffensen	6,000	45,000
James Van Horne	6,000	25,000
Duane Zitzner	6,000	10,000

(3)	Mr. Huang’s compensation of $400,000 was based upon his Chairman of the Board responsibilities and also his leadership of our global business services division. Mr. Huang also received a grant of 2,000 shares of restricted stock for his services as a director of SYNNEX, consistent with that received by other directors of our Board. For fiscal year 2010, the Nominating and Corporate Governance Committee approved the same compensation for Mr. Huang. Any future compensation payable to Mr. Huang will be based upon the approval of the Nominating and Corporate Governance Committee, which is composed of disinterested members of the Board of Directors.

Narrative to Directors’ Compensation Table

For the fiscal year ended November 30, 2009, each non-employee director received an annual cash retainer fee of $30,000 and an additional $2,000 for each meeting of the Board of Directors attended regardless of form of attendance, $2,000 for each committee meeting attended in-person, and $1,000 for each committee meeting attended by telephone, video or other non-in-person attendance. The committee chair for the Compensation Committee and the Nominating and Corporate Governance Committee received an annual retainer fee of $7,500 and $5,000, respectively. The Audit Committee Chair received an annual retainer fee of $10,000. In addition, the Lead Director received an annual cash retainer fee of $30,000. Non-employee directors are expected to receive the same compensation during the fiscal year ending November 30, 2010. All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board of Directors or any committee of the Board of Directors.

Directors had previously been eligible to receive stock options under our 1997 Stock Option/Stock Issuance Plan and our Special Executive Stock Option/Stock Issuance Plan. Currently, directors are eligible to receive equity incentives, in the form of stock options and restricted stock awards, under our Amended and Restated 2003 Stock Incentive Plan (2003 Stock Incentive Plan). Each non-employee director who is first elected as a non-employee director receives 2,000 shares of restricted stock (Initial Restricted Stock Award) and an option to purchase 10,000 shares of our common stock on the date he or she joined the Board of the Directors. The Initial Restricted Stock Award vests over three years at a rate of 33.3% on each anniversary of the grant date, subject to earlier termination following the director’s cessation of Board of Directors service for any reason other than retirement. In the event the director’s cessation of Board of Directors service is due to retirement with the consent of the Board of Directors, all unvested shares subject to the Initial Restricted Stock Award granted prior to fiscal year 2009 will become fully vested. The options have an exercise price equal to the fair market value of our common stock on the grant date, and have a term of 10 years, subject to earlier termination following the director’s cessation of Board of Directors service. The options vest over three years, of which 33.3% of the shares vest upon the first anniversary of the vesting start date and the remaining shares vest at a rate of 1/36th per month thereafter. Following each Annual Meeting of Stockholders, each of our continuing non-employee directors automatically receive 2,000 shares of restricted stock (Annual Restricted Stock Award) under our 2003 Stock Incentive Plan, provided such individual has served on the Board of Directors for at least six months. One quarter of the Annual Restricted Stock Award will vest on the last day of each quarter following the date of the grant over a period of one year, subject to earlier termination following the director’s cessation of Board of Directors service for any reason.

In addition, each current member of the Board of Directors is required to hold an equity position in SYNNEX of at least an aggregate of 5,000 shares of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting of Stockholders, commencing on the 2010 Annual Meeting of Stockholders. Any new director will be required to hold an equity position in SYNNEX of at least an aggregate of 5,000 shares of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting of Stockholders, commencing on the third Annual Meeting of Stockholders held following his or her initial election.

In fiscal year ended, November 30, 2009, Robert Huang received $400,000 based upon his Chairman of the Board responsibilities and his leadership of our global business services division. Mr. Huang also received a grant of 2,000 shares of restricted stock for his services as a director of SYNNEX, consistent with that received by other directors of our Board. Mr. Huang’s fiscal year ended November 30, 2009 compensation was based primarily upon his non-executive back-up role to Mr. Murai in the event Mr. Murai were unable to serve as President and Chief Executive Officer and certain time commitments devoted to SYNNEX as Chairman of SYNNEX. In fiscal year ended, November 30, 2009, Matthew Miau received the standard retainer, meeting attendance fees and equity compensation as other outside directors. Any future compensation payable to Messrs. Huang and Miau will be based upon the approval of the Nominating and Corporate Governance Committee, which is composed of disinterested members of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

Fred Breidenbach, Dwight Steffensen, James Van Horne (Chairman) and Duane Zitzner served as members of the Compensation Committee for fiscal year ended November 30, 2009. None of the members of the Compensation Committee has served as an officer or been an employee of SYNNEX and we do not have any related person transactions with any of the members of the Compensation Committee. None of our executive officers serves on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 10, 2010, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the 2009 Summary Compensation Table on page 24, (iii) each of our directors and (iv) all our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The percentage of common stock beneficially owned is based on 34,519,840 shares outstanding as of February 10, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership			Percentage Beneficially Owned(1)(2)
	Shares Beneficially Owned(1)	Right To Acquire Beneficial Ownership within 60 days of February 10, 2010	Total
5% Stockholders:
MiTAC International Corporation and related parties(3)	11,427,656	—	11,427,656	33.1%
FMR LLC(5) 82 Devonshire Street Boston, MA 02109	5,002,459	—	5,002,459	14.5%
Dimensional Fund Advisors LP(4) 1299 Ocean Ave Santa Monica, CA 90401	2,265,155	—	2,265,155	6.6%
Directors and Named Executive Officers:
Robert Huang	315,549	1,035,490	1,351,039	3.9%
Kevin Murai	65,000	72,000	137,000	*
Dennis Polk	34,568	124,782	159,350	*
Thomas Alsborg	23,131	35,950	59,081	*
Peter Larocque	32,655	64,833	97,488	*
Simon Leung	12,923	25,058	37,981	*
Fred Breidenbach	6,000	39,000	45,000	*
Matthew Miau(6)	243,088	795,505	1,038,593	3.0%
Gregory Quesnel	7,000	22,500	29,500	*
Dwight Steffensen	6,000	44,000	50,000	*
James Van Horne	7,833	17,500	25,333	*
Duane Zitzner	6,000	9,175	15,175	*
All current directors and executive officers as a group (12 persons)	759,747	2,285,793	3,045,540	8.8%

*	Amount represents less than 1% of our common stock.

(1)	We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of February 10, 2010 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)

Based on information reported on a Schedule 13G/A filed with the SEC on February 12, 2010, this amount represents 6,738,412 shares held by Silver Star Developments Ltd. and 4,689,244 shares held by Peer Developments Ltd. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International

Corporation. The principal business office for MiTAC International Corporation and Silver Star Developments Ltd. is No. 200 Wen Hua 2nd Road, Kuei Shan Hsiang, Taoyuan, Taiwan. Jhi-Wu Ho, Chi-Ying Yuan and Hsiang-Yung Yang, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Peer Development Ltd. is a wholly-owned subsidiary of Synnex Technology International Corp. The principal business office for Synnex Technology International Corp. and Peer Developments Ltd. is 4th Floor, No. 75 Sec. 3 Ming Sheng East Road, 4th Floor, Taipei, Taiwan. Matthew Miau and Shu-Wu Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by of Peer Developments Ltd. Matthew Miau is the Chairman of the Board of Directors of MiTAC International Corporation and Synnex Technology International Corp. and a director of the issuer.

(4)	Based solely on information reported on a Schedule 13G/A filed with the SEC on February 10, 2010, Dimensional Fund Advisors LP, or Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional does not possess investment and/or voting power over the shares and may be deemed to be the beneficial owner of the shares. However, all the shares are owned by the Funds. Dimensional disclaims beneficial ownership of the shares.

(5)	Based solely on information reported on a Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC, this amount consists of 4,856,274 shares beneficially held by Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR LLC and an investment advisor to various investment companies. Edward C. Johnson 3d, as Chairman of FMR LLC, and FMR LLC each have sole dispositive power over 4,856,274 shares. The Boards of Trustees of Fidelity have sole voting power over the 4,856,274 shares. Members of the family of Edward C. Johnson 3d, as the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC through their ownership of voting common shares and the execution of a shareholders’ voting agreement. Pyramis Global Advisors Trust Company (PGATC), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 104,660 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through their control of PGATC, each has sole dispositive power over 104,660 shares and sole power to vote or to direct the voting of 104,660 shares of our common stock owned by the institutional accounts managed by PGATC as reported above. Pyramis Global Advisors, LLC (PGALLC), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 30,255 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through their control of PGATC, each has sole dispositive power over 30,255 shares and sole power to vote or to direct the voting of 30,255 shares of our common stock owned by the institutional accounts managed by PGALLC as reported above. FIL Limited (FIL) and various foreign-based subsidiaries of FMR are the beneficial owners of 11,270 shares as a result of their provision of investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) compliance under the Securities Exchange Act of 1934, and that they are not required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation. The principal address for Fidelity is 82 Devonshire Street, Boston, Massachusetts, 02109, the principal address for PGATC and PGALLC is 900 Salem Street, Smithfield, Rhode Island, 02917, and the principal address for FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(6)	This amount excludes all securities held by Silver Star Developments Ltd. and Peer Developments Ltd. Mr. Miau disclaims beneficial ownership of the shares held by the above-listed entities, except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended November 30, 2009.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving SYNNEX’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by SYNNEX’ independent registered public accountants and reviewing their reports regarding SYNNEX’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by your Board of Directors. SYNNEX’ management is responsible for preparing SYNNEX’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by SYNNEX’ management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that SYNNEX’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 (Audit Committee Communications). In addition, the independent registered public accountants provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the Audit Committee and the independent registered public accountants have discussed such accountants’ independence from SYNNEX and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The Audit Committee has discussed with SYNNEX’ internal and independent registered public accountants, with and without management present, their evaluations of SYNNEX’ internal accounting controls and the overall quality of SYNNEX’ financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in SYNNEX’ Annual Report on Form 10-K for the fiscal year ended November 30, 2009, for filing with the SEC.

Respectfully submitted on February 1, 2010, by the members of the Audit Committee of your Board of Directors:

Mr. Gregory Quesnel, Chairman

Mr. Dwight Steffensen

Mr. James Van Horne

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee has overall responsibility for SYNNEX’ executive compensation policies as provided in a written charter adopted by your Board of Directors. The Compensation Committee is empowered to review and approve the compensation and compensation procedures for the executive officers.

Objectives and Philosophy of Our Compensation Program

Our compensation philosophy is to pay for performance as well as to offer competitive compensation in order to attract and retain talented executive officers. With respect to “pay for performance,” our program is designed to align the interests of our executive officers with those of our stockholders, for whom they work. A significant portion of an executive officer’s total compensation depends on his or her performance relative to operational and financial objectives. In particular, in determining total compensation, we stress a compensation philosophy that is performance-driven with relatively low base salaries, but high variability through our Profit Sharing Plan and equity compensation. We believe that this portion should be at risk. As a result, a substantial portion of an executive officer’s total compensation is in the form of profit sharing and equity grants.

We believe that the compensation of our executive officers should reflect their success as a management team, as well as individuals, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, growth or maintenance of market share, long-term competitive advantage, and ultimately, in attaining an increased market price for our common stock. We believe that the performance of our executive officers in managing SYNNEX, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation.

We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of SYNNEX by our executive officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option, restricted stock and other equity incentive programs.

Competitive compensation is important if we are to attract and retain the talent necessary to lead SYNNEX in the competitive and changing business environment in which we operate. In this regard, we are mindful of the median level of compensation of our competitors as well as of the median level of compensation in the local area in which the executive is located. We strive for internal equity among employees according to job responsibilities, experience, capability, and individual performance. Our executive compensation program impacts all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect that our executive compensation and incentive program has on all of our employees.

The differences in compensation between the various executive officers are based primarily upon individual differences in job responsibility, contribution and performance. For example, an executive with responsibility over a larger geography will have potential for greater compensation than an executive with responsibility over a smaller geography. Similarly, an executive with responsibility over a broader, more difficult or more profitable business unit or corporate division will have potential for greater compensation than an executive with responsibility over a narrower, less difficult or less profitable business unit or corporate division.

Our compensation philosophy emphasizing performance permeates total compensation for both executive officers and non-executive employees. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation. Ultimately, the goal is to create a culture of high performance.

Elements of Our Compensation Program

To promote the objectives of our compensation philosophy, our compensation program consists of the following five principal elements:

•	base salary;

•	Profit Sharing Plan;

•	equity grants;

•	deferred compensation benefits; and

•	other benefits.

The first three elements, base salary, Profit Sharing Plan, and equity grants, are usually administered in three cycles. Merit raises for base salaries are generally performed in the April-May period. Equity grants are generally awarded in the September-October period. Profit Sharing Plan bonuses are generally paid in the December-January period. However, all of the above elements are reviewed and determined on at least an annual basis by the Compensation Committee.

The components of our compensation program are described as follows:

Base Salary.    Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities; however, we maintain relatively low base salaries to incent executive officers to achieve the Profit Sharing Plan targets and thus create a performance driven environment. Base salaries for our executive officers are reviewed and adjusted on an annual basis. Merit increases are based on, among other things, individual performance, any new responsibilities assumed and the magnitude of our merit increase budget for the year. Determination of base salary is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices.

In March 2009 and June 2009, our Compensation Committee considered and discussed the 2009 base salaries for our executive officers. There were no base salary increases in 2009 for our executive officers named in the table below entitled “2009 Summary Compensation Table.” While the Compensation Committee considered a number of factors, including the individual officer’s performance level during the prior year, the executive officer’s base compensation level during the prior year, individual achievements of that executive officer, the base salary paid to the executive officer’s internal peers and the base salaries for that position at comparable companies in the industries with respect to that position, the Compensation Committee believed that no base salary increases were warranted due to the difficult and unstable economic environment. As noted above, the Compensation Committee was mindful of the effect of our compensation and incentive program has on all of our employees and therefore determined to keep executive base salaries flat.

Based on comparable companies in our industries, Kevin Murai, our President and Chief Executive Officer’s base salary for 2009 was below the 25th percentile base salary levels for other chief executive officers in our peer group and the base salary of our other executive officers for 2009 was similarly below the 25th percentile base salary levels for the comparable positions in our peer group.

Profit Sharing Plan.    Profit Sharing Plan bonuses reward individuals for achieving operating and financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. Under our Profit Sharing Plan, we accrued a certain percentage of our pre-tax, before profit sharing accrual, profits for possible bonuses. Bonuses granted to executive officers under our Profit Sharing Plan are determined by our Compensation Committee based upon both qualitative and quantitative considerations. For fiscal year ended November 30, 2009, bonuses to executive officers were based upon the achievement of certain threshold net income per share target performance percentages, as well as upon assessments of individual performance. In determining the net income per share target performance metrics, we focused upon our growth, return on equity, return on invested capital, and earnings per share. The threshold target performance percentage was 60% for all executive officers. If the minimum threshold target performance percentages of the internally established net income per share goal were not achieved, no bonuses would be paid to the executive officers. The threshold target performance percentages were based on the previous year’s internally established net income per share goal. We set the fiscal year 2009 net income per share goal to equal the fiscal net income per share we achieved for year 2008 as we believed that maintaining the same year-over-year profitability to be a reasonable “stretch” goal based upon the difficult and challenging economic environment. In other words, if our net income per share remained the same for fiscal year 2009 as compared with fiscal year 2008, we would have achieved our net income per share goal and our executive officers would have been paid the target bonuses for fiscal year 2009.

If the applicable minimum threshold percentage was met, the actual bonus was paid based on a sliding scale of the target performance percentage actually achieved and dollar limits established by the Compensation Committee for such executive officer. Each of our executive officers had a minimum target under our Profit Sharing Plan of a certain percentage of his annual base salary for the 2009 fiscal year as follows:

Name	Minimum Threshold Percentage of Base Salary
Kevin Murai	100%
Thomas Alsborg	69%
Dennis Polk	101%
Peter Larocque	123%
Simon Leung	33%

There was potential for actual awards under the plan to either exceed or be less than such minimum target depending upon corporate performance, as well as the executive officer’s performance of certain individual goals that were predetermined by our President and Chief Executive Officer. Except for Mr. Murai, our Compensation Committee had discretion to increase or decrease the bonus by up to 30% for all executive officers whose compensation was not subject to the tax deduction limitations of Section 162(m), and decrease the bonus by up to 30% for all other executive officers whose compensation was subject to Section 162(m). Our Compensation Committee’s discretion was to be exercised based upon its discussions with Mr. Murai, taking into account his ability to manage and monitor the performance of the other executive officers on a more day-to-day level.

Based on comparable companies in our industries, the total cash compensation targets, including both base salary and Profit Sharing Plan bonus, excluding any recommended adjustments by the Compensation Committee, for our executive officers for comparable positions in our industry peer groups for fiscal year 2009 were as follow:

Name	Total Cash Compensation Target Percentile
Kevin Murai	Below 50th Percentile
Thomas Alsborg	Above 50th Percentile
Dennis Polk	Above 75th Percentile
Peter Larocque	Above 75th Percentile
Simon Leung	Below 25th Percentile

For fiscal year ended November 30, 2009, we achieved a net income per share of $2.70 per diluted share, which exceeded the minimum threshold and as a result our executive officers received the following bonuses:

Name	Profit Sharing Plan Bonuses(1)
Kevin Murai	$1,100,000
Thomas Alsborg	$375,000
Dennis Polk	$700,000
Peter Larocque	$870,000
Simon Leung	$160,000

(1)	Amounts include an approximately 1% rounding up.

For fiscal year ending November 30, 2010, the Compensation Committee approved a similar profit sharing program under the Profit Sharing Plan, subject to stockholder approval of an amendment as described under Proposal 3 below, with threshold net income per share increased higher than fiscal year 2009 goals. We believe that the fiscal year 2010 goals represent reasonably difficult hurdles to incent our executive officers to achieve returns for our stockholders, considered in light of general economic conditions, our company and industry, and competitive conditions. In our judgment, there is a reasonable probability of attaining this minimum threshold. The maximum hurdles, on the other hand, are set at levels exceeding the prior year and are intended to incentivize our executive officers to increase stockholder return by setting a relatively high net income goal. As noted above, in setting the maximum hurdles, the Compensation Committee considered our growth, return on equity, return on invested capital and earnings per share.

Equity Grants.    Long-term incentives involve equity grants, including restricted stock awards, restricted stock unit grants and stock option grants. Restricted stock and restricted stock units help us to retain key personnel, whereas stock options provide incentive for creating incremental stockholder value. The value of equity grants derives from stock price, which aligns executive compensation with stockholder value.

Equity grants are based on a number of considerations. The Compensation Committee’s determination with respect to stock option grants, restricted stock awards and restricted stock unit grants to executive officers for fiscal year ended November 30, 2009 can be viewed from two perspectives: our company and our employee. From our company’s perspective, the Compensation Committee considered the following principal elements:

•	corporate performance;

•	dilution to stockholders; and

•	related expense to our company.

From our employees’ perspective, the Compensation Committee considered the following principal elements:

•	job responsibilities and past performance;

•	likely future contributions;

•	potential reward to the executive officer if the stock price appreciates in the public market;

•	management tier classification;

•	equity grants made by competitors; and

•	existing vested and unvested equity holdings.

Determination of equity grant amounts is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both employee and corporate performance and the value of equity grants of comparable officers at comparable companies, including Arrow Electronics, Inc., Avnet, Inc., Bell Microproducts Inc., Ingram Micro Inc. ScanSource, Inc. and Tech Data Corporation. We evaluate our corporate performance objective primarily by our financial performance, including growth, return on equity, return on invested capital, and earnings per share. Equity grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. We also distinguish between equity grants of stock options and restricted stock based upon the officer’s position. We believe that stock options carry more risk than restricted stock. As such, we expect certain officers to accept more risk and their equity grants are more heavily weighted towards stock options rather than restricted stock awards.

To further ensure that the long-term interests of executive officers and Senior Vice Presidents are closely aligned with those of stockholders, we request that they, except Mr. Murai, hold an equity position in SYNNEX of at least one times his or her annual total cash compensation. This equity position can be satisfied by holding shares of common stock, whether vested or unvested, or vested in-the-money stock options. With respect to Mr. Murai, he is expected not to sell vested equity compensation (with the exception of shares sold or withheld by us to cover any exercise price or taxes on such compensation) until he achieves ownership of an amount of our common stock having a fair market value of at least two times the sum of his annual base salary plus target bonus as in effect from time to time. Mr. Murai is expected to maintain this minimum level of ownership thereafter. Stock ownership for Mr. Murai’s purpose includes common stock owned personally or in trust for his benefit, but does not include unvested restricted stock or stock units, or unexercised stock options. Due to the current unstable stock market and difficult economy, we have not enforced this policy, but continue to monitor the same.

In addition, to avoid any impropriety or even the appearance of such, the Compensation Committee makes equity grants only during open trading windows. If the date of an equity grant falls within a trading black-out period, then the effective grant date is upon the expiration of the third trading day after the trading black-out period ends. The exercise price is the market closing price of our common stock on the effective grant date. In addition, equity grants to executive officers are generally awarded each year in the September-October period. We believe that the automatic and consistent nature of our equity grant process avoids the possibility of timing deviations.

Deferred Compensation Plan.    Our deferred compensation plan permits designated employees to accumulate income for retirement and other personal financial goals by deferring present income through a nonqualified plan. Our deferred compensation plan became effective on January 1, 1994 and was amended on January 7, 2008 to conform with changes required by Section 409A of the Internal Revenue Code of 1986, as amended (Code). Currently, none of our executive officers participate in this plan.

Benefits, Perquisites and Other.    Other benefits to our executive officers include medical, dental and life insurance, as well as 401(k) plan participation. Except for some non-material perquisites, these benefits are generally available to all our employees.

We believe these benefits to be reasonable and competitive. We have not established policies regarding recovery of awards in the event of a restatement of earnings.

Executive Compensation Discussion for the Named Executive Officers

President and Chief Executive Officer.    Kevin Murai, our President and Chief Executive Officer and a Director, joined us in March 2008. Mr. Murai’s base salary remained $500,000 per year. Mr. Murai also received a bonus of $1,100,000 under our 2009 Profit Sharing Plan, a stock option grant of 60,000 shares, and a restricted stock award of 15,000 shares. Some of the primary factors affecting Mr. Murai’s compensation include, among other things, comparative compensation of competitor companies and his overall leadership of the company.

Chief Financial Officer.    Thomas Alsborg is our Chief Financial Officer. He joined us in March 2007. Mr. Alsborg’s base salary remained the same at $250,000 per year in fiscal year 2008. Mr. Alsborg also received a bonus of $375,000 under our 2009 Profit Sharing Plan, a stock option grant of 12,000 shares, and restricted stock awards totaling 4,000 shares. Some of the primary factors affecting Mr. Alsborg’s compensation include, among other things, his contribution to the overall leadership of the company and his leadership of the financial function of the company.

Chief Operating Officer.    Dennis Polk is our Chief Operating Officer and served in this capacity since July 2006 and previously served as Chief Financial Officer and Senior Vice President of Corporate Finance since joining us in February 2002. Mr. Polk’s base salary remained substantially the same at $307,560 per year in fiscal year 2009. Mr. Polk also received a bonus of $700,000 under our 2009 Profit Sharing Plan, a stock option grant of 17,500 shares, and a restricted stock award of 6,500 shares. Some of the primary factors affecting Mr. Polk’s compensation include, among other things, his contribution to the overall leadership of the company and his leadership of the operations function of the company.

President, US Distribution.    Peter Larocque has served as our President, U.S. Distribution since July 2006 and previously served as Executive Vice President of Distribution from June 2001 to July 2006, and Senior Vice President of Sales and Marketing from September 1997 until June 2001. Mr. Larocque is responsible for our U.S. distribution business. Mr. Larocque’s base salary remained the same at $322,938 per year in fiscal year 2008. Mr. Larocque also received a bonus of $870,000 under our 2009 Profit Sharing Plan, a stock option grant of 17,500 shares, and a restricted stock award of 6,500 shares. Some of the primary factors affecting Mr. Larocque’s compensation include, among other things, his contribution to the overall leadership of our company and his leadership of the sales and marketing function of our company in the United States.

Senior Vice President, General Counsel and Corporate Secretary.    Simon Leung is our Senior Vice President, General Counsel and Corporate Secretary and has served in this capacity since May 2001. Mr. Leung joined us in November 2000 as Corporate Counsel. Mr. Leung’s base salary was $215,000 per year in fiscal year 2009. Mr. Leung also received a bonus of $160,000 under our 2009 Profit Sharing Plan and a restricted stock award of 3,000 shares. Some of the primary factors affecting Mr. Leung’s compensation include, among other things, his contribution to the overall leadership of our company and his leadership of the legal function of the company.

Tax Deductibility Considerations

Section 162(m) of the Code generally prohibits us from deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is contingent on the satisfaction of objective performance goals approved by our stockholders. Our 2009 Profit Sharing Plan, which was approved by our stockholders, and the proposed 2010 amendment, which is submitted for stockholder approval, are structured to permit bonus awards under that plan to qualify as performance-based compensation and to maximize the tax deductibility of such awards. However, we reserve the discretion to pay compensation to our executive officers that may not be deductible.

Compensation Committee

The Compensation Committee has overall responsibility for our executive compensation policies as provided in a written charter adopted by your Board of Directors. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our executive officers. The Compensation Committee does not delegate any of its functions to others in setting compensation.

Compensation Consultant and Peer Group Analysis.    To assist in this process, the Compensation Committee retained the services of Compensia LLC as its compensation consultant for fiscal year 2009. Compensia reported directly to the Compensation Committee and the Compensation Committee directly approved the Compensia fees. Management had no role in the selection of the compensation consultant. Neither SYNNEX, nor the Compensation Committee engaged any compensation consultants during fiscal year 2009, whose fees exceeded $120,000. The Compensation Committee believes that the Compensia advice was independent of management and benefited our company and stockholders. Compensia provided the Compensation Committee with a review of the overall compensation climate in the United States, best practices, and trends specific to our industry. Compensia provided analyses of base salaries, bonuses, long-term incentives and benefit practices of comparable companies in our industries and of technology companies more broadly defined with market capitalizations similar to that of SYNNEX.

The following industry peer companies and market capitalization peer companies were used in our competitive benchmarking:

Industry Peers	Market Capitalization Peers
Arrow Electronics, Inc.	Amkor Technology, Inc.
Avnet, Inc.	Anixter International Inc.
Bell Microproducts Inc.	Benchmark Electronics, Inc.
Ingram Micro Inc.	Celestica, Inc.
ScanSource, Inc.	Infinera Corporation
Tech Data Corporation	Integrated Device Technology, Inc.
Plantronics, Inc.
Plexus Corp.
TriQuint Semiconductor Inc.
WESCO International, Inc.

In addition to talking to members of our Compensation Committee, Compensia also contacted certain of our executive officers and other employees in our human resources department to obtain historical data and insight into previous compensation practices. Our Compensation Committee took information provided by Compensia into consideration when setting executive compensation for fiscal year 2009 and used them as a basis for making changes to executive compensation for fiscal year 2010.

Tally Sheets and the Role of President and Chief Executive Officer.    In fiscal year 2009, the Compensation Committee continued the practice of reviewing the total remuneration of the executive officers using summary tables, or tally sheets. These tally sheets allowed the Compensation Committee to undertake a comprehensive review across all forms of compensation, and to understand the effect that changing profit and stock price scenarios could have on such forms.

Mr. Murai also made recommendations to the Compensation Committee as to the compensation of the other executive officers and others in senior management. The Compensation Committee considered the recommendations of our President and Chief Executive Officer, the executive officer’s role, responsibilities and performance during the past year, and the amount of compensation paid to executive officers in similar positions at comparable companies. The Compensation Committee may accept or adjust such recommendations and also made the sole determination of the compensation of the President and Chief Executive Officer. These recommendations were considered in relation to annual performance reviews and played an important role in the compensation determinations by the Compensation Committee.

In general, we believe that the current executive compensation program meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals.

Compensation Committee Report

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with SYNNEX’ management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of SYNNEX that the Compensation Discussion and Analysis be included in SYNNEX’ proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended November 30, 2009.

Respectfully submitted on February 1, 2010, by the members of the Compensation Committee of your Board of Directors:

Mr. Fred Breidenbach

Mr. Dwight Steffensen

Mr. James Van Horne, Chairman

Mr. Duane Zitzner

2009 Summary Compensation Table

The following tables set forth compensation for services rendered in all capacities to us for the three fiscal years ended November 30, 2007, 2008 and 2009 for our President and Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers as of November 30, 2009 whose total compensation for fiscal year ended November 30, 2009 exceeded $100,000, whom we refer to in this Proxy Statement as the named executive officers.

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Kevin Murai	2009	498,076	274,280	344,094	1,100,000	—	2,216,450
President, Chief Executive	2008	261,539	64,700	79,192	900,000	8,000	1,313,431
Officer, and Director	2007	—	—	—	—	—	—

Thomas Alsborg	2009	259,615	97,331	122,946	375,000	850	855,742
Chief Financial Officer	2008	250,000	81,705	103,446	345,000	850	781,001
	2007	168,269	47,198	60,200	171,000	850	447,517

Dennis Polk	2009	307,560	136,977	218,448	700,000	850	1,363,835
Chief Operating Officer	2008	307,560	102,772	186,552	625,000	850	1,222,734
	2007	315,900	68,940	145,253	510,000	850	1,040,943

Peter Larocque	2009	322,938	136,977	243,877	870,000	850	1,574,642
President, US Distribution	2008	322,938	102,772	216,517	800,000	850	1,443,077
	2007	331,695	68,940	175,203	650,000	850	1,226,688

Simon Leung	2009	215,000	50,923	24,728	160,000	850	451,501
Senior Vice President, General Counsel and Corporate Secretary

(1)	Amounts listed in these columns represent the estimated fair value of stock awards and option awards recognized by us under ASC 718, disregarding estimated forfeitures, for fiscal year ended November 30, 2009, rather than amounts realized by the named individuals. See Note 4 “Share-Based Compensation” for our valuation assumptions for this expense included in our Annual Report on Form 10-K for fiscal year ended November 30, 2009.

(2)	Represents performance bonus awards under the Profit Sharing Plan earned in 2009, but paid in fiscal year 2010.

2009 Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards in fiscal year ended November 30, 2009 to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)
Kevin Murai	9/29/09	—	—	—	—	60,000	30.96	13.66
	9/29/09	—	—	—	15,000	—	—	30.96
	—	500,000	1,000,000	1,300,000	—	—	—	—

Thomas Alsborg	9/29/09	—	—	—	—	12,000	30.96	13.66
	9/29/09	—	—	—	4,000	—	—	30.96
	—	173,000	345,000	449,000	—	—	—	—

Dennis Polk	9/29/09	—	—	—	—	17,500	30.96	13.66
	9/29/09	—	—	—	6,500	—	—	30.96
	—	313,000	625,000	813,000	—	—	—	—

Peter Larocque	9/29/09	—	—	—	—	17,500	30.96	13.66
	9/29/09	—	—	—	6,500	—	—	30.96
	—	400,000	800,000	1,040,000	—	—	—	—

Simon Leung	9/29/09	—	—	—	3,000	—	—	30.96
	—	70,000	140,000	182,000	—	—	—	—

(1)	The target incentive amounts shown in this column reflect our annual bonus awards originally provided under our Profit Sharing Plan and represents pre-established target awards as a percentage of base salary for fiscal year ended November 30, 2009, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual Profit Sharing Plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the 2009 Summary Compensation Table.

(2)	The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. Actual awards may be more or less than these amounts and are at the discretion of the Compensation Committee. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels.

(3)	Stock awards listed in these columns vest as to 20% of the shares on the first five anniversaries of the grant date. Option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest monthly thereafter over the remaining four-year period.

Narrative to 2009 Summary Compensation Table and 2009 Grants Plan-Based Awards Table

See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the 2009 Summary Compensation Table and 2009 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options and restricted stock grants.

Except as otherwise noted, all stock awards and option awards vest over five years beginning on the grant date, with the first vesting occurring on the first anniversary of the grant date.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The following summarizes our employment arrangement with our executive officers, including potential payments payable to our executive officers upon termination of employment or a change in control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to these benefits if it deems advisable. Although much of the compensation for our executive officers is performance-based and largely contingent upon achievement of aggressive financial goals, our change of control arrangements provide important protection to our executive officers, are consistent with practice of our peer companies, and are appropriate for attraction and retention of executive talent.

Consistent with the practice of our peer companies, other compensation decisions are not generally based on the existence of this severance protection. We find it more equitable to offer severance benefits based on a standard formula relating to the executive officer’s title or title equivalent and tenure with the company because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term accumulations.

Kevin Murai.    On March 31, 2008, the Board of Directors appointed Kevin Murai as Co-Chief Executive Officer of SYNNEX. In connection with Mr. Murai’s employment with SYNNEX, Mr. Murai and our company executed an employment offer which provided for certain severance benefits. If we terminate Mr. Murai’s employment with our company after March 31, 2008 for a reason other than Cause, Disability or death, as such terms are defined below in the offer letter, then Mr. Murai will receive the following severance benefits from us:

•

Severance Payments. Mr. Murai will be paid severance for twelve (12) months following the employment termination date at a monthly rate equal to his annual base salary rate plus target incentive bonus, as then in effect, divided by twelve (12) months. Such payments shall be paid periodically in accordance with our normal payroll policies.

•

Continued Health Benefits. Mr. Murai will receive reimbursement from us of the group health continuation coverage premiums for Mr. Murai and his eligible dependents under Section 4980B of the Code or corresponding provisions of state law, or COBRA through the earliest of (x) the twelve-month anniversary of the date of termination of employment, (y) the date upon which Mr. Murai and his eligible dependents become covered under similar plans or (z) the date Mr. Murai no longer qualifies as a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that Mr. Murai is solely responsible for timely electing COBRA coverage.

The receipt of any severance benefits will be subject to Mr. Murai signing and not revoking a release of claims in a form acceptable to the company within such period of time as we may require, but not to exceed 21 days following his termination of employment. The receipt of any such severance and change of control benefits will be subject to Mr. Murai not violating the non-competition and non-solicitation covenants of the agreement.

Other than as described above, the employment agreement of Mr. Murai do not provide for repricings or other material modifications of outstanding stock options or other equity-based awards; payment of dividends; material waiver or modification of any specified performance target, goal or condition to payout under any reported incentive payout plan or any formula with respect to level of annual base salary and bonus in proportion to total compensation.

Other Executive Officers. If any of the following categories of officers is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation), the officer is entitled to the following:

•

Executive Vice Presidents and above, unless a more specific category of officer is applicable, are entitled to salary continuation at a rate equal to the average of total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment after the eighteenth year of employment, up to a maximum of 24 months, and paid COBRA for two years; and

•

Senior Vice Presidents and above, unless a more specific category of officer is applicable, are entitled to salary continuation at a rate equal to the average total salary and bonus over the prior three years for a minimum of 12 months plus one month per year of employment after the thirteenth year of employment, up to a maximum of 18 months, and paid COBRA for one year.

Severance payments will be delayed for six months following termination of employment to the extent required by Section 409A.

Peter Larocque and Dennis Polk are classified in the Executive Vice President and above category of officers and Thomas Alsborg and Simon Leung are classified in the Senior Vice President and above category of officers. For these other executive officers, we believe that structuring their severance benefits in the above described fashion in connection with a change of control and tying each individual’s severance payment with his or her length of service with us, encourages their retention, rewards them for their individual contributions, loyalty, teamwork and integrity, and motivates them to achieve returns for our stockholders.

For each of these other executive officers, if their employment with us terminates as a result other than termination without cause within two months before or 12 months after a change in control of us, then they will not be entitled to receive the above severance benefits. They are entitled to receive compensation and benefits through the date of termination in accordance with our established plans.

Potential Payments Upon Termination or Change of Control

The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change in control. Our Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our named executive officers assuming a change of control on, and/or their employment was terminated on November 30, 2009:

Name	Benefit	Termination for Good Reason/Without Cause; No Change of Control ($)	Termination Without Cause with Change of Control ($)
Kevin Murai	Salary	500,000	500,000
	Bonus	1,000,000	1,000,000
	Option acceleration	—	—
	Benefits continuation	6,028	6,028
	Total value	1,506,028	1,506,028

Thomas Alsborg	Salary	—	664,715
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	27,408
	Total value	—	692,123

Dennis Polk	Salary	—	1,603,340
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	27,408
	Total value	—	1,630,748

Peter Larocque	Salary	—	2,425,640
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	34,934
	Total value	—	2,460,574

Simon Leung	Salary	—	305,276
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	13,704
	Total value	—	318,980

2009 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

Name	Option Awards				Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Kevin Murai	47,500	102,500	19.41	10/3/2018	—	—
	—	60,000	30.96	9/29/2019	—	—
	—	—	—	—	15,000	424,650
	—	—	—	—	40,000	1,132,400

Thomas Alsborg	26,667	23,333	21.24	3/30/2017	—	—
	2,750	4,750	21.52	1/18/2018	—	—
	1,950	7,050	19.41	10/3/2018	—	—
	—	12,000	30.96	9/29/2019	—	—
	—	—	—	—	4,000	113,240
	—	—	—	—	9,999	283,072
	—	—	—	—	2,000	56,620
	—	—	—	—	2,400	67,944

Dennis Polk	4,167	—	10.00	2/15/2012	—	—
	29,465	—	12.00	8/19/2013	—	—
	49,067	—	16.10	9/27/2014	—	—
	16,667	3,333	17.17	9/20/2015	—	—
	15,417	9,583	23.13	10/18/2016	—	—
	10,417	14,583	20.40	10/2/2017	—	—
	5,417	19,583	19.41	10/3/2018	—	—
	—	17,500	30.96	9/29/2019	—	—
	—	—	—	—	6,500	184,015
	—	—	—	—	1,440	40,766
	—	—	—	—	3,332	94,329
	—	—	—	—	4,999	141,522
	—	—	—	—	6,800	192,508

Peter Larocque	9,750	—	16.10	9/27/2014	—	—
	16,667	3,333	17.17	9/20/2015	—	—
	15,417	9,583	23.13	10/18/2016	—	—
	10,417	14,583	20.40	10/2/2017	—	—
	5,417	19,583	19.41	10/3/2018	—	—
	—	17,500	30.96	9/29/2019	—	—
	—	—	—	—	6,500	184,015
	—	—	—	—	1,440	40,766
	—	—	—	—	3,332	94,329
	—	—	—	—	4,999	141,522
	—	—	—	—	6,800	192,508

Simon Leung	2,333	—	10.00	2/15/2012	—	—
	7,291	—	12.00	8/19/2013	—	—
	12,875	—	16.10	9/27/2014	—	—
	4,167	833	17.17	9/20/2015	—	—
	—	—	—	—	3,000	84,930
	—	—	—	—	360	10,192
	—	—	—	—	1,200	33,972
	—	—	—	—	1,800	50,958
	—	—	—	—	3,200	90,592

(1)	All stock awards listed in this table vest as to 20% of the shares on each of the first five anniversaries of the grant date and all option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest monthly thereafter over the remaining four-year period.

2009 Option Exercises and Stock Vested Table

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during the latest fiscal year.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Murai	—	—	10,000	197,000
Dennis Polk	—	—	6,474	195,108
Peter Larocque	65,000	953,628	6,474	195,108
Thomas Alsborg	—	—	4,433	91,727
Simon Leung	—	—	2,360	70,722

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the aggregate market value of shares on the vesting date.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Defined Contribution Plans

As discussed above, we maintain a deferred compensation plan, which became effective on January 1, 1994. The deferred compensation plan is designed to permit designated employees to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan that enables the officer or director to make elective deferrals of a specified amount of salary or bonus to which he or she will become entitled in the future. The balance in a participant’s account will be distributed in full after the earlier of their termination of employment with us or upon attaining the age of 65. The distribution may be paid in one lump sum or in equal monthly or annual installments over a period not to exceed 15 years. Under certain circumstances, a participant may receive an early distribution in the form of a lump sum payment, subject to certain penalties. As noted above, this plan was amended effective January 1, 2005 to conform with changes required under Section 409A of the Code. As a result, for account balances earned after 2004, distributions to officers upon termination of employment are generally subject to a six-month delay, and accelerated distributions are generally prohibited.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Overview

We have a business relationship with MiTAC International Corporation, or MiTAC International, a publicly-traded company in Taiwan, that began in 1992 when it became our primary investor through its affiliates. As of February 10, 2010, MiTAC International and its affiliates beneficially owned approximately 33.1% of our common stock. In addition, Matthew Miau, one of our directors and our former Chairman of our Board of Directors and a non-executive director from 1992 to December 2008, is also the Chairman of MiTAC International and each of its affiliated entities below. As a result, MiTAC International is generally able to control us and to determine the outcome of all matters submitted to stockholders for consideration, including any merger or acquisition of the company. Among other things, this could have the effect of delaying, deterring or preventing a change of control of the company with the loss of any premium that stockholders otherwise might receive in connection with such a transaction.

We work closely with MiTAC International to collaborate on OEM outsourcing opportunities and jointly market MiTAC International’s design and electronic manufacturing services and our contract assembly capabilities. This relationship has enabled us to build relationships with MiTAC International’s customers and we continue to work with and depend on MiTAC International to jointly serve our shared customers. In the fiscal year ended November 30, 2009, we purchased inventories, including notebook computers, motherboard and other peripherals, from MiTAC International and its affiliates totaling approximately $312.4 million. Our sales to MiTAC International and its affiliates in the fiscal year ended November 30, 2009, totaled approximately $2.8 million. Most of these purchases and sales were pursuant to our Master Supply Agreement with MiTAC International and Sun Microsystems, one of our assembly customers.

Our business relationship to date with MiTAC International has been informal and is not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments.

Accordingly, we negotiate manufacturing, pricing and other material terms on a case-by-case basis with MiTAC International and our contract assembly customers for a given project. While MiTAC International is a related party and a controlling stockholder, we believe that the significant terms under these agreements, including pricing, would not differ in any material way from the terms we could have negotiated with unaffiliated third parties, and we have adopted a policy requiring that material transactions with MiTAC International or its related parties be approved by our Audit Committee, which is composed solely of independent directors. In addition, Mr. Miau’s compensation is approved by the Nominating and Corporate Governance Committee, which is also composed solely of independent directors. As MiTAC International’s ownership interest in us decreases as a result of sales of our stock and additional dilution, its interest in the success of our business and operations may decrease as well.

We remain dependent on MiTAC International as a contract assembly partner and any change in the pricing or other material terms demanded by MiTAC International could have a material adverse effect on our business, particularly our contract assembly business with Sun Microsystems.

Beneficial Ownership of our Common Stock by MiTAC International

As noted above, MiTAC International and its affiliates in the aggregate beneficially owned approximately 33.1% of our common stock as of February 10, 2010. These are owned by the following MiTAC affiliates:

MiTAC Affiliate	Shares
MiTAC International(1)	6,738,412
Synnex Technology International Corp.(2)	4,689,244
Total	11,427,656

(1)	Shares held via Silver Star Development Ltd., a wholly-owned subsidiary of MiTAC International. Excludes 1,038,593 shares (of which 243,088 shares are directly held and 795,505 shares are subject to exercisable options) to Matthew Miau.

(2)	Synnex Technology International Corp. (Synnex Technology International) is a separate entity from us and is a publicly-traded corporation in Taiwan. These shares held via Peer Development Ltd., a wholly-owned subsidiary of Synnex Technology International. MiTAC International owns a minority interest in MiTAC Incorporated, a privately-held Taiwanese company, which in turn holds a minority interest in Synnex Technology International.

While the ownership structure of these MiTAC entities is complex, it has not had a material adverse effect on our business in the past, and we do not expect it do so in the future.

During fiscal 2008, we purchased shares of MiTAC International related to the deferred compensation plan of Robert Huang, our then President and Chief Executive Officer and in 2009, we had no such purchases. As of February 10, 2010, the value of the stock acquired was approximately $1,009,422. Except as described herein, none of our officers or directors has an interest in MiTAC International or its affiliates.

Synnex Technology International is a publicly-traded corporation in Taiwan that currently provides distribution and fulfillment services to various markets in Asia and Australia, and is also a potential competitor of ours. Neither MiTAC International nor Synnex Technology International is restricted from competing with us. In the future, we may increasingly compete with Synnex Technology International, particularly if our business in Asia expands or Synnex Technology International expands its business into geographies or customers we serve. Although Synnex Technology International is a separate entity from us, it is possible that there will be confusion as a result of the similarity of our names. Moreover, we cannot limit or control the use of the Synnex name by Synnex Technology International or MiTAC International, and our use of the Synnex name may be restricted as a result of registration of the name by Synnex Technology International or the prior use in jurisdictions where they currently operate.

Agreements with MiTAC International

Master Supply Agreement with MiTAC International and Sun Microsystems.

The original agreement between Sun Microsystems and MiTAC International was signed on August 28, 1999, and we became a party to the agreement on February 12, 2002. On May 16, 2007, we entered into a new Master Supply Agreement to be effective as of May 1, 2007 with Sun Microsystems and MiTAC International. Pursuant to this new agreement, the terms for the manufacture and purchase of each particular product awarded by Sun Microsystems are individually negotiated and, if agreed upon by the parties, such terms are included in a product award letter. There is no minimum level of commitment required by any of the parties under this agreement. As under the prior agreement, we will negotiate manufacturing and pricing terms on a project-by-project basis with MiTAC International and Sun Microsystems for a given project. This agreement has a term of three years and is automatically renewed for one-year periods until terminated in accordance with its terms. Any party may terminate this agreement with written notice if one of the other parties materially breaches any provision of the agreement and the breach is incapable of being cured or is not cured within 30 days. This agreement may also be terminated on written notice if one of the other parties becomes bankrupt or insolvent. We believe that these terms are materially no less favorable to us than the terms we could have negotiated with unaffiliated third parties. In the fiscal year ended November 30, 2009, we paid an aggregate of approximately $252.9 million under this agreement, to MiTAC International. All of our contract assembly services to Sun Microsystems are covered by this agreement. Accordingly, if we were unable to maintain our relationship with MiTAC International, our relationship with Sun Microsystems would suffer and we could lose other customer relationships or referrals, which in turn could harm our business, financial position and operating results.

Other Agreements.

We have entered into several additional agreements with MiTAC International. These agreements do not constitute contracts or obligations by any party to purchase products or services from the other parties, nor do they restrict our ability to conduct our business, except where so noted below. Accordingly, we do not believe that the termination of any of these agreements would have a material adverse effect on our business. Pursuant to these agreements, the terms for contracted services or purchased products are individually negotiated and, if agreed upon by the parties, such terms are included in a purchase order. We believe that the terms of each of these agreements are materially no less favorable to us than the terms we could have negotiated with unaffiliated third parties. In the fiscal year ended November 30, 2009 we paid an aggregate of approximately $59.5 million to MiTAC International under the agreements described below.

Services Agreement with MiTAC International and Hitachi, Ltd. This agreement, dated July 2007, governs contracted configuration-to-order services, warranty services and systems services provided by MiTAC International and us to Hitachi, Ltd. and its affiliates. The agreement has an initial term of three years and will automatically renew for subsequent one year terms. Any party may terminate the agreement upon written notice provided at least 180 days prior to expiration of the then current term.

Services Agreement with MiTAC International. In June 2007, we entered into this services agreement by which we agreed to provide customer service and product support services to MiTAC International end users. The agreement has an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated with or without cause by either party upon 30 days prior written notice of termination to the other party.

Manufacturing Agreement with MiTAC International and Dot Hill Systems Corporation. In January 2007, we entered into this agreement by which MiTAC International and we agreed to manufacture product for Dot Hills Systems. The agreement has an initial term of two years and automatically renews for subsequent one year terms.

Distribution Agreement—Stocking. In October 2006, we entered into a distribution and stocking agreement with MiTAC International. Pursuant to the agreement, we may purchase certain MiTAC International products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.

Logistical Distribution Agreement. In July 2004, we entered into a logistical distribution agreement with MiTAC International. Pursuant to the agreement, we may purchase certain MiTAC International products for distribution in Canada. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party.

Joint Sales and Marketing Agreement with MiTAC International. In May 2002, we entered into a joint sales and marketing agreement with MiTAC International. Pursuant to the agreement, both parties agree to use their commercially reasonable efforts to promote the other party’s capabilities to their respective customers who are interested in such product offerings. The agreement had an initial term of one year and automatically renews for subsequent one year terms unless either party provides written notice of non-renewal within 90 days of the end of any renewal term. The agreement may also be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party.

Registration Rights Agreement.

We have entered into a registration rights agreement with certain holders of our common stock, including the MiTAC International affiliated entities. The holders of an aggregate of 11,427,656 shares of our common stock were entitled to registration rights with respect to their shares. Any group of holders of at least 30% of the securities with registration rights can require us to register all or part of their shares at any time, so long as the thresholds in the registration rights agreement are met with respect to the amount of securities to be sold. After we have completed two such registrations, subject to certain exceptions, we are no longer subject to these demand rights. In addition, holders of securities with registration rights may also require us to include their shares in future registration statements we file, subject to cutback at the option of the underwriters of any such offering. Subject to our eligibility to do so, holders of registrable securities may also require us to register their shares with the SEC on Form S-3 if proceeds are at least $500,000 and if we have not completed two such registrations in any 12-month period. Upon any of these registrations, these shares will be freely tradable in the public market without restriction.

Compensation for Mr. Robert Huang

In fiscal year ended November 30, 2009, Robert Huang received $400,000 based upon his Chairman of the Board responsibilities and his leadership of our global business services division. Mr. Huang also received a grant of 2,000 shares of restricted stock for his services as a director of SYNNEX, consistent with that received by other directors of our Board. Mr. Huang did not receive any Board of Directors or committee meeting fees. For fiscal year 2010, the Nominating and Corporate Governance Committee approved the same compensation for Mr. Huang. Any future compensation payable to Mr. Huang will be based upon the approval of the Nominating and Corporate Governance Committee, which is composed of disinterested members of the Board of Directors.

Policies and Procedures for Approving Related Person Transactions

We have adopted a policy requiring material transactions relating to related person transactions to be approved by our Audit Committee, which is composed of disinterested members of the Board of Directors.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE EXECUTIVE PROFIT SHARING PLAN

In December 2009, our Compensation Committee approved an amendment to our Executive Profit Sharing Plan (Profit Sharing Plan), subject to the approval of our stockholders at the Annual Meeting. The following summary of the principal features of the Profit Sharing Plan is qualified by reference to the terms of the Profit Sharing Plan, as amended, a copy of which is available without charge upon stockholder request to Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The amendment to our Profit Sharing Plan has also been filed electronically with the Securities and Exchange Commission together with this Proxy Statement, and can be accessed on the SEC’s web site at http://www.sec.gov.

Description of Amendment

The amendment to the Profit Sharing Plan approved by our Compensation Committee and submitted for stockholder approval consists of an increase in the maximum award a participant can receive under the Profit Sharing Plan in any fiscal year from $1.3 million to $2 million. All other material terms of the Profit Sharing Plan remain unchanged. If approved by the stockholders at the Annual Meeting, the amendment will be effective with respect to 2010 bonus awards and thereafter.

General

The Profit Sharing Plan was initially adopted by our Compensation Committee in January 2009 and first approved by our stockholders in March 2009, and last amended by our Compensation Committee in December 2009, subject to stockholder approval.

Description of Profit Sharing Plan

The Profit Sharing Plan is designed to qualify as “performance-based” compensation under Section 162(m) of the Code, which requires that the program be subject to stockholder approval. Under Section 162(m), we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer, Chief Financial Officer or up to three additional executive officers whose total compensation is required to be reported in our Proxy Statement to the extent that any of these persons receives more than $1,000,000 in compensation in the taxable year. However, if we pay compensation that is “performance-based” under Section 162(m), we are generally entitled to a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year.

Eligibility

Participation in the Profit Sharing Plan is limited to those officers deemed by your Board of Directors to be executive officers under Section 16(b) of the Securities Exchange Act of 1934.

Target bonuses and performance goals

During the first ninety days of each fiscal year, our Compensation Committee will establish in writing specific performance goals for each participant, which must be achieved in order for an award to be earned under the Profit Sharing Plan for that fiscal year. Such performance goals may be based upon any one or more of the following: net income per share, revenue, cash flow, earnings per share, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, sales productivity, sales growth, market segment share or similar financial performance measures as may be determined by the Compensation Committee.

Awards will be payable following the completion of the fiscal year upon certification by our Compensation Committee that we achieved the specified performance goals established for the participant. However, even if we attain the specified performance goals, the Compensation Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to the participant. In no event may a participant receive an award of more than $2 million (including the increase subject to stockholder approval at the Annual Meeting) under the Profit Sharing Plan for any fiscal year. Payment of earned awards will be made in cash within two and one-half months after the end of the fiscal year.

Fiscal Year 2010 Bonuses

For fiscal year 2010, bonuses to executive officers will be based upon the achievement of certain threshold net income per share target performance percentages. Both the threshold net income per share target and the threshold target performance percentages for fiscal year 2010 were increased from fiscal year 2009. Executive officers will not be eligible for bonuses unless we meet or exceed these threshold target performance percentages of the internally established net income per share goal. The actual bonus payable, if the applicable minimum threshold percentage is met, will be paid upon a sliding scale of the target performance percentage actually achieved and dollar limits pre-established by the Compensation Committee for each individual executive officer. In addition, our President and Chief Executive Officer has the discretion to recommend to the Compensation Committee that it increase or decrease bonuses by up to 30% for all other executive officers whose compensation is not subject to the tax deduction limitations of Section 162(m), and that it decrease bonuses by up to 30% for all other executive officers whose compensation is subject to Section 162(m). The following table sets forth the bonuses that would have been paid to our named executive officers in fiscal year 2009 if the fiscal year 2010 performance targets and target percentages were in effect for fiscal year 2009.

New Plan Benefits

Executive Profit Sharing Plan

Name and Position	Dollar Value ($)
Kevin Murai	1,218,750
President and Chief Executive Officer
Thomas Alsborg	373,250
Chief Financial Officer
Dennis Polk	695,750
Chief Operating Officer
Peter Larocque	864,500
President, US Distribution
Simon Leung	159,500
Senior Vice President, General Counsel and Corporate Secretary
Executive Group	3,311,750
Non-Executive Director Group	—

Fiscal Year 2009 Bonuses

As mentioned above, under the Profit Sharing Plan, executive officers would not have been eligible for bonuses unless we met or exceeded certain threshold target performance percentages of an internally established net income per share goal. As disclosed in our Compensation Discussion and Analysis, threshold target performance percentages for all executive officers were 60%. The maximum bonus for each of our executive officers was based on achieving 120% of our threshold target performance, plus, for any executive officer not subject to the tax deduction limitations of Section 162(m), any recommendation to increase by up to an additional 30%. Except for the initial 60% threshold target performance percentage for the executive officers, the threshold target performance percentages and corresponding bonuses were paid based upon a sliding scale, rather than as cliffs, up to 120%.

Bonuses under the Profit Sharing Plan will be determined based on actual performance, so future actual awards, if any, cannot now be determined. The bonuses paid for fiscal year 2009 under our Profit Sharing Plan to our named executive officers are set forth in the Non-Equity Incentive Plan Compensation column of the 2009 Summary Compensation Table contained elsewhere in this Proxy Statement.

Administration

The Profit Sharing Plan is administered by our Compensation Committee, which is comprised solely of outside directors as defined under Section 162(m) of the Code.

Amendment and Termination of the Profit Sharing Plan

The Profit Sharing Plan may be amended from time to time, in whole or in part, by our Compensation Committee, but no amendment will be effective without stockholder approval if such approval is required to satisfy the requirements of Section 162(m) of the Code.

Required Vote

Approval of the amendment to the Profit Sharing Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the amendment to our Profit Sharing Plan.

Your Board of Directors recommends a vote FOR the approval of the amendment to our Profit Sharing Plan for Section 16(b) Officers.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which is composed entirely of non-employee independent directors, has selected PricewaterhouseCoopers LLP as independent registered public accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending November 30, 2010. Your Board of Directors has endorsed this appointment. Ratification of the selection of PricewaterhouseCoopers LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting of Stockholders. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of SYNNEX and its stockholders. PricewaterhouseCoopers LLP previously audited our consolidated financial statements during the three fiscal years ended November 30, 2007, 2008 and 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP for the years ended November 30, 2009 and 2008, were as follows:

Services Provided	2009	2008
Audit	$1,842,412	$2,224,472
Audit Related	—	25,086
Tax	43,903	50,454
All Other	1,500	1,500

Total	$1,887,815	$2,301,512

Audit Fees.    The aggregate fees billed for the years ended November 30, 2009 and 2008, were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements and services provided in connection with statutory and regulatory filings. The aggregate fees for the year ended November 30, 2008 also included fees in connection with professional services rendered for the issuance of convertible senior notes and assistance in responding to comment letters from the SEC.

Audit Related Fees.    The aggregate fees billed for the year ended November 30, 2008 were for professional services rendered relating to due diligence for mergers and acquisitions.

Tax Fees.    The aggregate fees billed for the years ended November 30, 2009 and 2008 were for professional services rendered relating to consulting services for state tax audit and related services.

All Other Fees.    All other fees billed for the years ended November 30, 2009 and 2008 were for an online accounting research tool subscription.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by PricewaterhouseCoopers LLP and the estimated fees related to these services.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

Your Board of Directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2011 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 25, 2010. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2011 Annual Meeting of Stockholders will be ineligible for presentation at the 2011 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of SYNNEX at the principal executive offices of SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 50 nor more than 75 days prior to the next Annual Meeting of Stockholders; provided, however, that in the event that less than 65 days’ notice or prior public disclosure of the date of the next Annual Meeting of Stockholders is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the earlier of (a) the close of business on the 15th day following the day on which such notice of the date of the next Annual Meeting of Stockholders was mailed or such public disclosure was made, whichever first occurs, and (b) two (2) days prior to the date of the next Annual Meeting of Stockholders.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

OTHER MATTERS

Your Board of Directors does not know of any other business that will be presented at the Annual Meeting of Stockholders. If any other business is properly brought before the Annual Meeting of Stockholders, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting of Stockholders, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

/s/ Simon Leung
Simon Leung
Senior Vice President, General Counsel and Corporate Secretary

Fremont, California

February 25, 2010

SYNNEX’ 2010 Annual Report has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to SYNNEX Corporation at 44201 Nobel Drive, Fremont, California 94538, Attention: Investor Relations. The request must include a representation by the stockholder that as of February 10, 2010, the stockholder was entitled to vote at the Annual Meeting of Stockholders.

Appendix A

AMENDMENT TO

SYNNEX CORPORATION

EXECUTIVE PROFIT SHARING PLAN

In accordance with Section 7 of the SYNNEX Corporation Executive Profit Sharing Plan, as amended (the “Plan”), the Plan is hereby amended, subject to stockholder approval, as follows:

1. The last paragraph of Section 4 of the Plan is hereby amended and restated in its entirety as follows, effective on the date hereof:

“Awards shall be payable following the completion of the applicable fiscal year upon certification by the Committee that the Company achieved the specified performance goals established for the participant. Notwithstanding the attainment by the Company of the specified performance goals, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to such participant. In addition, the Committee has discretion, for each participant who is not a “covered employee” for purposes of Section 162(m) of the Code, to increase some or all of an award otherwise due upon attainment of the specified performance goals. In no event may a participant receive an award of more than $2 million under the Plan for any fiscal year.”

To record the amendment of the Plan, SYNNEX Corporation has executed this document this 22nd day of December, 2009.

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	Senior Vice President,
General Counsel and Corporate Secretary

A-1

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 4 5 8 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0156SB 8 2 A V + _ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _ Annual Meeting Proxy Card . SYNNEX CORPORATION C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Change of Address — Please print new address below. Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 01 - Robert Huang 04 - Fred Breidenbach 07 - James Van Horne 02 - Kevin Murai 05 - Gregory Quesnel 08 - Duane Zitzner 03 - Matthew Miau 06 - Dwight Steffensen 1. Election of Directors: For Withhold For Withhold For Withhold For Against Abstain 2. Approval of Amendment to the 2009 Profit Sharing Plan for Section 16(b) Officers. For Against Abstain 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _ . Proxy Solicited on behalf of the Board of Directors of the Company for Annual Meeting — March 22, 2010 The undersigned hereby constitutes and appoints Kevin Murai, Dennis Polk and Simon Leung, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of SYNNEX CORPORATION to be held at the offices of the Company and at any adjournments thereof and to vote with respect to the proposals set forth on the reverse side all shares of stock of SYNNEX CORPORATION the undersigned is entitled to vote at the Annual Meeting. You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3. The proxies cannot vote your shares unless you sign and return this card. (PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.) Proxy — SYNNEX CORPORATION